Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

May 2011 Performance Update

The Frontier Fund Supplement Dated May 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 Original

T H E  F R O N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

May performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 Original	May 31, 2011 MTD	May 31, 2011 YTD	NAV / Unit
Balanced Series-1	-2.66%	1.64%	$134.11
Balanced Series-1a	-2.76%	1.20%	$117.75
Berkeley/Graham/Tiverton Series-1	-7.48%	-5.37%	$104.54
Currency Series-1	-2.85%	-5.03%	$75.11
Long/Short Commodity Series-1	-4.00%	12.67%	$149.55
Winton/Graham Series-1	-5.03%	-1.12%	$118.49
Winton Series-1	-2.61%	1.38%	$136.90
Long Only Commodity Series-1	-5.21%	3.36%	$97.27
Managed Futures Index Series-1	-6.68%	-6.77%	$109.97

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of May 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$54,515,602.43
Unrealized trading gain/(loss)	(58,359,941.27)
Less: commissions	(283,851.91)
Less: FCM fees	(94,017.38)
Foreign currency gain/(loss)	(1,179,440.88)
Interest income	48,208.24

Total Income	(5,353,440.77)
EXPENSES
Management fees	162,771.18
Incentive fees	936,109.99
Broker service fees	628,576.22

Total Expenses	1,727,457.39
Net Income (Loss)	$(7,080,898.16)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	1,934,899.25057	$266,580,632.91	137.77
Current month additions	446.10498	60,155.05
Current month redemptions	(212,418.68288)	(28,490,278.30)
Net Income (loss) for current month		(7,080,898.16)

Net Asset Value, end of current month	1,722,926.67267	$231,069,611.50	134.11

Monthly rate of return			-2.66%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Balanced Series 1

THE FRONTIER FUND BALANCED SERIES—1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$935,997.99
Unrealized trading gain/(loss)	(1,000,337.09)
Less: commissions	(4,860.59)
Less: FCM fees	(1,615.00)
Foreign currency gain/(loss)	(19,891.04)
Interest income	4,772.88

Total Income	(85,932.85)
EXPENSES
Trading Fee	8,526.37
Management fees	2,800.02
Incentive fees	16,295.63
Broker service fees	10,798.62

Total Expenses	38,420.64
Net Income (Loss)	$(124,353.49)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	38,926.18862	$4,713,908.10	121.10
Current month additions	3.91381	463.64
Current month redemptions	(5,509.73969)	(654,676.04)
Net Income (loss) for current month		(124,353.49)

Net Asset Value, end of current month	33,420.36274	$3,935,342.21	117.75

Monthly rate of return			-2.76%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Balanced Series 1a

THE FRONTIER FUND BERKELEY/GRAHAM/TIVERTON SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,994,157.35)
Unrealized trading gain/(loss)	(1,850,709.75)
Less: commissions	(53,495.18)
Less: FCM fees	(21,529.21)
Foreign currency gain/(loss)	(13,105.48)
Interest income	3,615.32

Total Income	(3,929,381.65)
EXPENSES
Management fees	170,268.63
Incentive fees	(167,833.24)
Broker service fees	126,698.43

Total Expenses	129,133.82
Net Income (Loss)	$(4,058,515.47)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	491,184.47766	$55,497,464.42	112.99
Current month additions	59.64340	6,268.65
Current month redemptions	(50,184.11798)	(5,338,464.20)
Net Income (loss) for current month		(4,058,515.47)

Net Asset Value, end of current month	441,060.00308	$46,106,753.40	104.54

Monthly rate of return			-7.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Berkeley/Graham/Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$5,284.47
Unrealized trading gain/(loss)	(139,081.06)
Less: FCM fees	(2,334.31)
Interest income	2,595.25

Total Income	(133,535.65)
EXPENSES
Management fees	4,173.91
Incentive fees	—
Broker service fees	13,830.21

Total Expenses	18,004.12
Net Income (Loss)	$(151,539.77)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	73,433.47318	$5,677,477.21	77.31
Current month additions	64.22627	4,976.14
Current month redemptions	(5,830.09545)	(448,486.50)
Net Income (loss) for current month		(151,539.77)

Net Asset Value, end of current month	67,667.60400	$5,082,427.08	75.11

Monthly rate of return			-2.85%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$2,782,171.51
Unrealized trading gain/(loss)	(3,692,350.87)
Less: commissions	(10,629.98)
Less: FCM fees	(9,371.08)
Foreign currency gain/(loss)	1,874.72
Interest income	39,713.36

Total Income	(888,592.34)
EXPENSES
Management fees	103,096.28
Incentive fees	21,582.97
Broker service fees	55,142.93

Total Expenses	179,822.18
Net Income (Loss)	$(1,068,414.52)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	158,814.85639	$24,740,636.91	155.78
Current month additions	53.65388	7,791.16
Current month redemptions	(30,354.52217)	(4,461,340.87)
Net Income (loss) for current month		(1,068,414.52)

Net Asset Value, end of current month	128,513.98810	$19,218,672.68	149.55

Monthly rate of return			-4.00%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Long/Short Commodity Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(775,351.90)
Unrealized trading gain/(loss)	(1,384,000.26)
Less: commissions	(17,958.81)
Less: FCM fees	(15,250.00)
Foreign currency gain/(loss)	1,689.07
Interest income	10,840.03

Total Income	(2,180,031.87)
EXPENSES
Management fees	103,495.84
Incentive fees	(353,957.29)
Broker service fees	89,537.41

Total Expenses	(160,924.04)
Net Income (Loss)	$(2,019,107.83)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	315,070.96178	$39,311,007.42	124.77
Current month additions	89.60113	10,291.28
Current month redemptions	(31,023.50552)	(3,635,490.28)
Net Income (loss) for current month		(2,019,107.83)

Net Asset Value, end of current month	284,137.05739	$33,666,700.59	118.49

Monthly rate of return			-5.03%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Winton/Graham Series 1

THE FRONTIER FUND WINTON SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(396,882.27)
Unrealized trading gain/(loss)	(914,767.42)
Less: commissions	(2,333.42)
Less: FCM fees	(17,964.55)
Foreign currency gain/(loss)	(932.94)
Interest income	30,939.35

Total Income	(1,301,941.25)
EXPENSES
Management fees	87,307.94
Incentive fees	(296,747.46)
Broker service fees	105,862.85

Total Expenses	(103,576.67)
Net Income (Loss)	$(1,198,364.58)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	314,150.22535	$44,159,428.65	140.57
Current month additions	152.85780	20,371.92
Current month redemptions	(19,878.39479)	(2,674,202.41)
Net Income (loss) for current month		(1,198,364.58)

Net Asset Value, end of current month	294,424.68836	$40,307,233.58	136.90

Monthly rate of return			-2.61%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(170,317.53)
Unrealized trading gain/(loss)	886.70
Less: commissions	—
Less: FCM fees	(1,202.08)
Foreign currency gain/(loss)	—
Interest income	5,238.18

Total Income	(165,394.73)
EXPENSES
Management fees	3,371.46
Incentive fees	—
Broker service fees	4,737.88

Total Expenses	8,109.34
Net Income (Loss)	$(173,504.07)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	31,829.15472	$3,265,929.12	102.61
Current month additions	1.03879	96.70
Current month redemptions	(8,775.54505)	(850,083.73)
Net Income (loss) for current month		(173,504.07)

Net Asset Value, end of current month	23,054.64846	$2,242,438.02	97.27

Monthly rate of return			-5.21%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(28,400.95)
Unrealized trading gain/(loss)	(25,373.68)
Less: commissions	(128.91)
Less: FCM fees	(319.64)
Foreign currency gain/(loss)	59.75
Interest income	1,361.00

Total Income	(52,802.43)
EXPENSES
Management fees	1,504.48
Incentive fees	—
Broker service fees	1,246.50

Total Expenses	2,750.98
Net Income (Loss)	$(55,553.41)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	7,141.97090	$841,621.42	117.84
Current month additions	—	—
Current month redemptions	(1,006.98245)	(111,385.86)
Net Income (loss) for current month		(55,553.41)

Net Asset Value, end of current month	6,134.98845	$674,682.15	109.97

Monthly rate of return			-6.68%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Managed Futures Index Series 1